UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2010

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Second Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, Including Zip Code)

(617) 492-5554

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.

Molecular Insight Pharmaceuticals, Inc. (the “Company”) previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2009 that Charles H. Abdalian, Jr. joined the Company as the Chief Financial Officer and, pursuant to Mr. Abdalian’s offer letter, the Company and Mr. Abdalian would enter into a Change of Control Agreement.

On March 22, 2010, the Company and Mr. Abdalian entered into such Change of Control Agreement, under which Mr. Abdalian is entitled to receive an amount equal to his then-current base salary for a period of 12 months if (i) upon the consummation of a “Change of Control” (as such term is defined in the Change of Control Agreement), he is not employed on substantially similar terms of employment as those enjoyed by him immediately prior to the consummation of such Change of Control, or (ii) he is terminated without “Cause” or he resigns with “Good Reason” (as such terms are defined in the Change of Control Agreement) within one year following a Change of Control. The Change of Control Agreement includes Mr. Abdalian’ agreement not to compete with the Company for a period of one year following the termination of employment.

The descriptions of the Change of Control Agreement are qualified in their entirety by the full text of the Change of Control Agreement, which is filed herewith as Exhibits 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed pursuant to Item 5.02:

10.1	Change of Control Agreement, between Molecular Insight Pharmaceuticals, Inc. and Charles H. Abdalian, Jr., dated March 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 26th day of March, 2010.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ Daniel L. Peters
Name:	Daniel L. Peters
Title:	President and Chief Executive Officer

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Exhibit Description

10.1	Change of Control Agreement, between Molecular Insight Pharmaceuticals, Inc. and Charles H. Abdalian, Jr., dated March 22, 2010.